UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 28, 2016

Makkanotti Group Corp.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-204857	37-1765151
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Larnakos Avenue, 73, ap. 402, Nicosia, Cyprus 1046
(Address of principal executive offices)

(407) 720-5503
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

As a result of a private transaction on June 28, 2016, the control block of stock of this company, represented by 5,000,000 shares of common stock, has been sold by Anna Ioannou and a change of control of Makkanotti Group Corp. (the "Company") occurred. The information set forth in Item 5.02 of this Form 8 K is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Contemporaneously with the private transaction described in Item 5.01 of this Form 8-K, which occurred on June 28, 2016, Anna Ioannou, the existing sole director and officer, resigned as the director, president, chief executive and treasurer of the Company. Upon the resignation of Anna Ioannou, Michael Hlavsa was appointed as the Company's sole director, president, secretary and treasurer.

Mr. Hlavsa, 62, has served as the Chief Financial Officer and Director for Cognitiv, Inc. since September 2013. From March 2007 to April 2011, Mr. Hlavsa served as Chief Financial Officer and a Director of Gerova Financial Group, Ltd. From November 2007 to December 2011, he served as the Chief Financial Officer and Director for Fund.com Inc. Mr. Hlavsa received a Bachelor of Science degree from Canisius College in Buffalo, New York. He has received the designations of a Certified Public Accountant and a Certified Internal Auditor, and is currently a Chartered Global Management Accountant. Mr. Hlavsa is also a Director and Officer of International Metals Streaming Corp.

There are no transactions to which the Company is a party and in which Mr. Hlavsa has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Makkanotti Group Corp.

Date: July 1, 2016	By:	/s/ Michael Hlavsa
Michael Hlavsa
President

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